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                                   EXHIBIT 23

                              ARTHUR ANDERSEN LLP


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


                As independent public accountants, we hereby consent to the incorporation of our report dated January 20, 1997, included in this Form 10-K, into the Corporation's previously filed registration statements, as amended, for Old Kent Financial Corporation's offering of senior and subordinated debt (Registration No. 33-46205), Incentive Stock Option Plan of 1982 (Registration No. 2-78222), Old Kent Thrift Plan (Registration No. 33-17309, No. 33-39740 and No. 333-03461), Executive Stock Option Plan of 1986 (Registration No. 33-4723), Stock Option Incentive Plan of 1992 (Registration No. 33-49896), Employee Stock Purchase Plan (Registration No. 33-57334), Dividend Reinvestment Plan (Registration No. 33-33058), Executive Thrift Plan (Registration No. 33-52883 and No. 333-20383), Deferred Compensation Plan (Registration No. 33-52885 and No. 333-20381), 1994 Stock Option Plan for EdgeMark Optionholders (Registration No. 33-53391), Directors' Deferred Compensation Plan (Registration No. 33-56519), Incentive Stock Option Plan for Employee Optionholders of First National Bank Corp. (Registration No. 33-57527), and Stock Option Plan for Nonemployee Director Optionholders of First National Bank Corp. (Registration No. 33-57529), common stock to shareholders of Seaway Financial Corporation (Registration No. 333-12969), and Old Kent Bank's offering of asset-backed securities (Registration No. 33-94578).



/s/ Arthur Andersen LLP

Chicago, Illinois
March 7, 1997